As filed with the Securities and Exchange Commission on July 12, 2004
                                                                                                                   Registration No. 333-115288

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

-------------------------

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

-------------------------
SUN HEALTHCARE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State of Incorporation)

85-0410612
(I.R.S. Employer Identification Number)

18831 Von Karman, Suite 400
Irvine, California 92612
(949) 255-7100
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

---------------------------
Steven A. Roseman
Executive Vice President and General Counsel
Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612
(949) 255-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

---------------------------
Copies of Communications to:
J. Jay Herron, Esq.
Andor D. Terner, Esq.
O'Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618
(949) 737-2900

---------------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  At such time or times on and after the date on which this Registration Statement becomes effective as the selling securityholder may determine.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE
Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	760,000	$8.975	$6,821,000	$864.22 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid.

            In addition to the shares of common stock set forth on the Calculation of Registration Fee Table, pursuant to Rule 416 of the Securities Act, this Registration Statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2004

PROSPECTUS

SUN HEALTHCARE GROUP, INC.
760,000 Shares of Common Stock
------------------------------------------------------------------------------------

            This prospectus relates to the resale by the selling securityholder identified in this prospectus of up to 760,000 shares of common stock, which were issued by us to the selling securityholder on April 16, 2004 pursuant to the terms of a master lease agreement. We granted registration rights to the selling securityholder with respect to the resale of shares of our common stock issued to the selling securityholder. This offering is not being underwritten.

            We will not receive any proceeds from the disposition of these shares or interests therein.

            The selling securityholder identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

            The Company's common stock is traded on The Nasdaq National Market under the ticker symbol "SUNH". On July 9, 2004, the closing sale price of the common stock, as reported by Nasdaq, was $8.60 per share. You are urged to obtain current market quotations for our common stock.

_______________________________________________________

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 3.
_______________________________________________________

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ __, 2004.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

            Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, investors should carefully consider the information set forth under "Risk Factors" beginning on page 3 of this prospectus.

            We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

            Statements made in this prospectus and the documents it incorporates by reference that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. For more information on factors that could affect our business and financial results, see the "Risk Factors" beginning on page 3 of this prospectus.

            The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

            As used in this prospectus, "we," "us" and "our" refer to Sun Healthcare Group, Inc. and our consolidated subsidiaries.

PROSPECTUS SUMMARY

            The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors" beginning on page 3.

Our Company

            We are one of the largest providers of long-term, subacute and related specialty healthcare services in the United States. We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services.

     Inpatient Services: This segment provides, through SunBridge Healthcare Corporation and other of our direct and indirect subsidiaries, (collectively "SunBridge"), inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At March 31, 2004, we operated 108 long-term care facilities (consisting of 91 skilled nursing facilities, six mental health facilities, eight assisted living facilities and three specialty acute care hospitals) with 10,991 licensed beds.

     Rehabilitation Therapy Services: This segment provides, through SunDance Rehabilitation Corporation ("SunDance"), physical, occupational and speech therapy services to affiliated and nonaffiliated skilled nursing facilities. At March 31, 2004, this segment provided services to 428 facilities, of which 335 were nonaffiliated and 93 were affiliated.

     Medical Staffing Services: This segment provides temporary medical staffing, primarily through CareerStaff Unlimited, Inc. ("CareerStaff"). For the three months ended March 31, 2004, CareerStaff derived approximately 17.8% of its revenues from schools and governmental agencies, 51.1% from hospitals and other providers and 31.1% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel. As of March 31, 2004, CareerStaff had 36 division offices, which provided temporary therapy and nursing staffing services in major metropolitan areas and one division office, which specialized in the placement of temporary traveling therapists and nurses in smaller cities and rural areas.

     Home Health Services: This segment provides skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. ("SunPlus"). SunPlus also operates three licensed pharmacies in California.

     Laboratory and Radiology Services: This segment provides mobile radiology and medical laboratory services in Arizona, California, Colorado and Massachusetts to skilled nursing facilities, primarily through SunAlliance Healthcare Services, Inc. ("SunAlliance").

            For a more detailed description of our business, including audited and unaudited financial information, see our Annual Report on Form 10-K and other documents referred to in "Incorporation of Certain Documents by Reference."

            Sun Healthcare Group, Inc. was incorporated in 1993. Our principal business and executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. We do not consider information contained on our website and on websites linked to it to be part of this prospectus.

The Offering
Common stock offered by selling securityholder	Up to 760,000 shares
Common stock to be outstanding after the offering (assuming no exercise of outstanding options, warrants or convertible securities)	15,318,300 shares (1)
The Nasdaq National Market symbol	SUNH

(1)     Based on the number of shares actually outstanding on July 9, 2004.

RISK FACTORS

The shares of our common stock being offered involve a high degree of risk. You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares of our common stock offered pursuant to this prospectus.

            We rely primarily on self-funded insurance programs for general and professional liability claims against us, and as of March 31, 2004, we had reserved $122.7 million for such claims but we had only pre-funded $4.2 million for such claims. In recent years, there has been a dramatic increase in the number and size of lawsuits filed against nursing home operators alleging negligence resulting in injury or death to residents of the homes. We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits, many of which relate to facilities that we no longer operate. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, which amounts we are responsible for funding, and we obtained excess insurance policies for claims above those amounts. The programs had the following coverages that we were responsible for self-funding: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location; (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level; and (iii) for claims made in 2004, $5.0 million per claim with excess coverage of $5.0 million above this level. There is a risk that the amounts funded to our programs of self-insurance may not be sufficient to respond to all claims asserted under those programs. In addition, in certain states in which we operate, state law prohibits insurance coverage for punitive damages arising from general and professional liability litigation, and we could be held liable for punitive damages in those states.

            Our healthcare operations are extensively regulated and adverse determinations against us could result in severe penalties including loss of licensure and decertification. In the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are, have been and/or may in the future be, non-routine. If we are found to have engaged in improper practices, we could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek our suspension or exclusion from participation in their program. The exclusion of a facility from participating in Medicare or Medicaid would have a material adverse effect on the facility's financial position, results of operations and cash flows.

            The reimbursement rates paid by Medicare and State Medicaid agencies are subject to reduction, and any reduction of those rates would directly impact our net earnings because we are not able to reduce operating expenses directly associated with our facilities to compensate for reductions in those revenues. We derive approximately 62.9% of our revenues for continuing operations from Medicare and Medicaid. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. This focus has not been limited to skilled nursing facilities, but includes other services provided by us, such as therapy services. For instance, the implementation of PPS in 1998 contributed to our commencing bankruptcy proceedings in 1999.

            If we are unable to collect our accounts receivable, our financial condition, results of operations, and cash flows will be adversely affected. Our total bad debt expense for our inpatient, rehabilitation services, medical staffing, home health and laboratory and radiology operations for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 was $2.9 million, $19.1 million and $15.2 million, respectively, of which $0.2 million, $6.3 million and $7.5 million related to discontinued operations for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. Our total allowance for doubtful accounts was $65.0 million, $67.1 million and $45.9 million at March 31, 2004 and December 31, 2003 and 2002, respectively, of which $36.8 million, $39.1 million and $1.6 million related to discontinued operations at March 31, 2004 and at December 31, 2003 and 2002, respectively. As part of our restructuring, we have divested many, and will divest additional, inpatient facilities and we will retain the rights to all accounts receivable for those facilities that arose prior to the date of divestiture. Based on our prior experience, we expect that we will have a higher percentage of bad debts associated with the divested facilities than we do with operating facilities. Our financial condition, results of operations, and cash flows could be materially adversely affected by the inability to collect our accounts receivable.

            We continue to be affected by an industry-wide shortage of qualified facility personnel and increasing labor costs. We, and other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our long-term care facilities, particularly nurses, and in such situations we will use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, many states have increased minimum staffing standards and CMS is also studying whether minimum staffing standards should be imposed on skilled nursing facilities. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our long-term and subacute care facilities.

            We are required to maintain in effect a registration statement with respect to the stock placed with investors in our February 2004 private placement and we will be subject to monetary penalties if we are unable to comply with this requirement. In connection with our private placement of our common stock and warrants to purchase common stock to investors (the "Purchasers") in February 2004 for gross proceeds of approximately $56.2 million, we entered into Registration Rights Agreements with the Purchasers. Under this agreement, we were required to file a registration statement with the Securities and Exchange Commission (the "SEC") and seek the SEC's declaration of effectiveness. The registration statement was declared effective on April 1, 2004. Subject to certain exceptions, in the event that the registration statement ceases to be effective for an aggregate of 30 trading days after this date, the Registration Rights Agreement requires us to pay liquidated damages to the Purchasers in an amount per 30-day period equal to one percent of the gross proceeds from the private placement. Therefore, if we are not in compliance with the above-described provisions of the Registration Rights Agreement, we will be required to pay the Purchasers liquidated damages of approximately $562,000 for each 30-day period that we are not in compliance. There can be no assurance that we will not be required to pay liquidated damages to the Purchasers pursuant to the Registration Rights Agreement.

            Our future success is dependent upon, among other things, the retention of our executive management team. There can be no assurance that we will be able to retain our executive officers and other key employees. The loss of the services of any of our executive officers or key employees could disrupt our operations.

            The price of our common stock may fluctuate significantly. Since January 1, 2003, the price of our common stock on the OTC Bulletin Board has ranged from a low of $0.11 per share on April 14, 2003 to a high of $14.30 on February 2, 2004. On July 9, 2004, the closing sale price of our common stock was $8.60 per share. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

USE OF PROCEEDS

            The selling securityholder will receive all of the proceeds from the sale or disposition of the common stock covered by this prospectus. We will not receive any proceeds from the sale or disposition of the shares of common stock offered by the selling securityholder pursuant to this prospectus. The selling securityholder will pay any underwriting discounts and commissions and expenses incurred by the selling securityholder for brokerage, accounting or tax services or any other expenses incurred by the selling securityholder in disposing of the shares of common stock or interests therein, except as described below. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and the fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDER

            The shares of common stock offered pursuant to this prospectus were issued by us to the selling securityholder named below on April 16, 2004 pursuant to the terms of a master lease agreement. We granted registration rights to the selling securityholder with respect to the resale of shares of our common stock issued to the selling securityholder under the master lease agreement.

            In accordance with the registration rights granted to the selling securityholder, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling securityholder.

            The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

            The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholder as of July 9, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after July 9, 2004, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, the selling securityholder has not had any position, office or other material relationship with us or any of our affiliates.

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Omega Healthcare Investors, Inc.(3)	760,000	760,000	--	--
TOTAL	760,000	760,000	--	--

--------------------
(1)

Assumes that the selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by the selling securityholder.

(2)	Based upon a total number of shares of common stock outstanding as of July 9, 2004 of 15,318,300.
(3)

C. Taylor Pickett is the natural person who, on behalf of Omega Healthcare Investors, Inc., directly or indirectly alone or with others has power to vote or dispose of the shares owned by Omega Healthcare Investors, Inc.

PLAN OF DISTRIBUTION

           The selling securityholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

            The selling securityholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

            Broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

            The selling securityholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

            In connection with the sale of our common stock or interests therein, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

            Upon our being notified in writing by the selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by the selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

            The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

            The selling securityholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholder and/or the purchasers.

            The selling security holder has advised us that it has not entered into any agreement or understanding, directly or indirectly, with any person to distribute the common stock. We have advised the selling securityholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock prior to the date on which the registration statement has been declared effective by the Securities and Exchange Commission. If the selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under those acts, including without limitation, Regulation M, as applicable to the selling securityholder in connection with resales of its shares under the registration statement.

            The selling securityholder may only sell the common stock if the sales are made in satisfaction of the requirements for exemption from registration or qualification under the applicable laws of each applicable state. The selling securityholder may not offer or sell the common stock in any state where the offer or sale is not permitted. The selling securityholder will be responsible for compliance with any applicable state laws governing the resale of the common stock.

            We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

            Certain legal matters in connection with our common stock will be passed upon for us by O'Melveny & Myers LLP, Irvine, California.

EXPERTS

            The consolidated financial statements and financial statement schedule of Sun Healthcare Group, Inc. appearing in Sun Healthcare Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

            We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus. These documents are as follows:

(1)	Our annual report on Form 10-K for our fiscal year ended December 31, 2003, filed on March 5, 2004, as amended on Form 10-K/A filed on June 22, 2004;
(2)	Our Current Report on Form 8-K, filed on February 17, 2004 to file our press release that disclosed the obtaining of commitments for a sale of our equity securities in a private placement;
(3)	Our Current Report on Form 8-K, filed on February 20, 2004 to file our press release that announced the closing of our private placement of our equity securities;
(4)	Our Current Report on Form 8-K, filed on March 3, 2004 to file our press release that announced the closing of our lease restructuring with Omega Healthcare Investors, Inc.;
(5)	Our Current Report on Form 8-K, filed on March 9, 2004 to file our press release that announced the listing of our common stock on the NASDAQ National Market;
(6)	Our Current Report on Form 8-K, filed on May 19, 2004 to file our press release that announced the addition of three new directors to our Board;
(7)	Our quarterly report on Form 10-Q for our quarter ended March 31, 2004 filed on May 7, 2004; and
(8)	The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

            All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the initial registration statement for this prospectus but before the effective date of the registration statement shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

            We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

            Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

            You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The expenses in connection with the registration of shares of the selling securityholder will be borne by Sun Healthcare Group, Inc. (the "Company") and are estimated (except for the Securities and Exchange Commission registration fee) as follows:
Securities and Exchange Commission registration fee	$ 864.22
Printing and engraving	-
Accounting fees and expenses	7,500.00
Legal fees and expenses	15,000.00
Miscellaneous expenses	-

TOTAL	$ 23,364.22

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the Delaware General Corporation Law (the "Law"). The DGCL provides that the liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends of stock purchased or redemptions in violation of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

            While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

            In addition, the Company's Bylaws (the "Bylaws") provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the Company or an officer of the Company elected by the Board of Directors or, while a director of the Company or an officer of the Company elected by the Board of Directors, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Company shall be required to indemnify a Covered

Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Company.

            The Company entered into Expense Indemnification Agreements with two of its current officers and certain former officers and directors. The agreements require the Company to indemnify such persons against expenses actually and reasonably incurred by them under certain circumstances set forth therein. No current directors or executive officers of the Company are covered by such agreements.

            The Company maintains directors' and officers' liability insurance policies insuring directors and officers of the Company for certain covered losses as defined in the policies.

ITEM 16. EXHIBITS
EXHIBIT NO. -----------------	DESCRIPTION --------------------
4.1(1)	Amended and Restated Certificate of Incorporation of the Company.
4.2(1)	Amended and Restated Bylaws of the Company.
4.3(1)	Sample Common Stock Certificate of the Company.
4.4(2)

Amended and Restated Master Lease Agreement, dated as of March 1, 2004, among the Company and certain of its subsidiaries (as Lessees) and Omega Healthcare Investors, Inc. and certain of its affiliates (as Lessors).

5.1 *	Opinion of Counsel.
23.1	Consent of Ernst & Young LLP.
23.2 *	Consent of Counsel (included in Exhibit 5.1).
24.1 *	Powers of Attorney (included in this Registration Statement under "Signatures").

            * Previously filed.

(1)	Incorporated by reference from exhibits to our Form 8-A filed on March 6, 2002.

(2)	Incorporated by reference from exhibits to our Report on Form 10-K filed on March 5, 2004.

ITEM 17. UNDERTAKINGS

            The undersigned registrant hereby undertakes:

            (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

             (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 12, 2004.

SUN HEALTHCARE GROUP, INC.
By: /s/ Richard K. Matros Richard K. Matros Chairman of the Board and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Richard K. Matros Richard K. Matros	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 12, 2004
/s/ Kevin W. Pendergest Kevin W. Pendergest	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2004
/s/ Jennifer L. Botter Jennifer L. Botter	Senior Vice President and Corporate Controller (Principal Accounting Officer)	July 12, 2004
/s/ * Gregory S. Anderson	Director	July 12, 2004
Tony M. Astorga	Director
Christian K. Bement	Director
Steven L. Looney	Director
/s/ * Bruce C. Vladeck, PhD	Director	July 12, 2004
/s/ * Milton J. Walters	Director	July 12, 2004
* By: /s/ Richard K. Matros Richard K. Matros Attorney-in-fact